Exhibit 4.5

DESCRIPTION OF REGISTRANT'S SECURITIES

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description sets forth certain material terms and provisions of the common stock and warrants of Nature’s Miracle Holding Inc. (formerly known as Lakeshore Acquisition II Corp. or “Lakeshore”), a Delaware corporation, which are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the Delaware General Corporation Law (“DGCL”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the relevant provisions of the DGCL, and to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, of which this Exhibit is a part, and are incorporated by reference herein. We encourage you to read the Company’s Articles of Incorporation and the Bylaws, and the relevant provisions of the DGCL for additional information. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this Exhibit 4.5 refer solely to Nature’s Miracle Holding Inc.

Authorized Capital Stock

Our authorized capital stock presently consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. The Company effected a 30-for-1 reverse stock split on November 21, 2024

Common Stock

Voting

Holders of shares of the common stock are entitled to one vote for each share held of record on matters properly submitted to a vote of our stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends

Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of shares of common stock will be entitled to receive ratably such dividends, if any, when, as, and if declared by our Board of Directors (“Board”) out of the Company’s assets or funds legally available for such dividends or distributions.

Liquidation and Distribution

In the event of any liquidation, dissolution, or winding up of the Company’s affairs, holders of the common stock would be entitled to share ratably in the Company’s assets that are legally available for distribution to its stockholders. If the Company has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution preferences, liquidation preferences, or both. In such case, the Company must pay the applicable distributions to the holders of its preferred stock before it may pay distributions to the holders of common stock.

Conversion, Redemption, and Preemptive Rights

Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Sinking Fund Provisions

There are no sinking fund provisions applicable to the common stock.

Warrants

Public warrants

Each whole warrant entitles the holder thereof to purchase one common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of an initial business combination. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the common stock issuable upon exercise of the public warrants is not effective within 90 days from the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time or earlier redemption.

In addition, if (x) we issue additional common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founders’ shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

We may call the warrants for redemption in whole and not in part, at a price of $0.01 per warrant:

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. For example, if a holder held 150 warrants to purchase 150 shares and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants (including the private warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and we will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of common stock to be issued to the warrant holder, and the fractional interest will be canceled. Therefore, you must separate your units in multiples of two to not have any fractional warrants canceled.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Listing

Our common stock and Warrants are listed on The Nasdaq Capital Market under the symbols “NMHI” and NMHIW,” respectively.

Transfer Agent and Registrar

Continental Stock Transfer & Trust is the registrar and transfer agent for the Company’s common stock and warrants, located at 1 State St 30th floor, New York, NY 10004. The phone number for Continental Stock Transfer & Trust is (212) 509-4000.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws and Certain Provisions of the DGCL

The Certificate of Incorporation and Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock of the Company held by stockholders.

Classified Board of Directors

The Certificate of Incorporation provides that the Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, although the Company’s securities are trading on the OTC Market Group, Inc., the Company follows the listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”), which would apply if and so long as the common stock of the Company remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of the common stock of the Company at prices higher than prevailing market prices.

Removal of Directors; Vacancies

Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, any director may be removed from office by the stockholders at any time, with or without cause and, in each case, only by the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock, voting together as a single class, at any annual meeting or special meeting of the stockholders where the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed.

Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, disability, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified or until his or her earlier death, disability, resignation, disqualification or removal.

Special Stockholder Meetings

Subject to the rights of the holders of any future series of preferred stock, special meetings of stockholders may be called only (i) by the Chairman, (ii) by the Chief Executive Officer of the Company or (iii) by the Secretary of the Company acting at the request of the Chairman, the Chief Executive Officer of the Company or a majority of the total number of directors that the Company would have if there were no vacancies on its Board. At any annual meeting or special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Bylaws state that in order for a stockholder of the Company to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by the Company. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Consent of Stockholders in Lieu of Meeting

Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken without a meeting by means of any consent in writing of such stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Amendment of the Certificate of Incorporation

The Certificate of Incorporation provides that the Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in the Certificate of Incorporation.

Amendment of the Bylaws

The Bylaws may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been properly described or referred to in the notice of such meeting, or (b) by the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and the Bylaws.

Exclusive Forum Selection

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the Certificate of Incorporation (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Chancery Court or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine. Notwithstanding the foregoing, the exclusive forum provision will not apply to any claim for which the federal courts of the United States have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director for any breach of the director’s duty of loyalty to the Company or its stockholders, or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Certificate of Incorporation provides that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

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